Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of KludeIn I Acquisition Corp. on Amendment No. 8 to Form S-4 of our report dated August 31, 2022 with respect to our audits of the consolidated financial statements of Near Intelligence Holdings Inc. and subsidiaries as of December 31, 2021 and 2020 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Melville, NY

February 3, 2023

An Independent Member of Urbach Hacker Young International